FINANCIAL SUPPORT AGREEMENT
FOR
AIM VARIABLE INSURANCE FUNDS

This Agreement is made as of the 1st day of July, 2005 by and among Nationwide Investment Services Corp., an Oklahoma corporation (“Financial Intermediary”), Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, Nationwide Life Insurance Company of America, Nationwide Life and Annuity Company of America (“Insurers”), and A I M Distributors, Inc., a Delaware corporation ("AIM Distributors") (collectively, the "Parties").

W I T N E S S E T H:

WHEREAS, AIM Distributors serves as the principal underwriter of the AIM Variable Insurance Funds, a Delaware trust ("Fund"), which currently consists of twenty-eight separate series (each, a "Portfolio"); and

WHEREAS, Financial Intermediary’s affiliated  life insurance companies, the Insurers, entered into an agreement, dated January 6, 2003 (as amended), with the Fund ("Participation Agreement") pursuant to which the Fund will make shares of the Portfolios listed from time to time on Schedule A of the Participation Agreement available to Insurers at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable annuity contracts and/or variable life insurance contracts  (collectively, "Contracts") to be issued by Insurers; and

WHEREAS, the Participation Agreement provides that the Fund will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Fund's prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials"), and that the Fund will provide Insurers with a camera ready or other formatted copy of all Fund Materials; and

WHEREAS, the Participation Agreement provides that Insurers shall print in quantity and deliver to existing owners of Contracts ("Contract owners") the Fund Materials, and that the costs of printing in quantity and delivering to existing Contract owners such Fund Materials will be borne by Insurers; and

WHEREAS, Insurers and Financial Intermediary will incur various expenses in connection with the marketing, sales and promotion of the Contracts utilizing the Portfolios as underlying investment vehicles (to the same extent as all other portfolios); and

WHEREAS, the Parties wish to allocate certain expenses in a manner that is fair and equitable, and consistent with the best interests of Contract owners; and

WHEREAS, the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of expense, unless otherwise noted;

NOW THEREFORE in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

1.  Expense Allocations.

1.1.  Fund Materials.

(a)           Subject to Section 2 hereof, Insurers or their affiliates shall initially bear the costs of printing in quantity and distributing all Fund Materials required by law to be distributed to existing Contract owners who have allocated Contract value to a sub-account that invests in a Portfolio.

(b)           Subject to Section 2 hereof, Insurers or their affiliates shall initially bear the costs of printing in quantity and mailing all Fund Materials to prospective Contract owners.

1.2.  Sales and Marketing Materials.

(a)           AIM Distributors or its affiliates shall bear the costs of preparing all sales literature or other promotional marketing material relating to each Portfolio (collectively, "Fund Sales Materials").

(b)           Subject to Section 2 hereof, Insurers or their affiliates shall initially bear the costs of printing in quantity all Fund Sales Materials, and preparing and printing in quantity all sales literature or other promotional marketing material relating to the Contracts (collectively, "Insurance Sales Materials").

(c)           Subject to Section 2 hereof, Insurers or their affiliates shall initially bear the costs of mailing all Fund Sales Materials and Insurance Sales Materials to prospective Contract owners.

2.  Reimbursement of Expenses.

(a)           AIM Distributors shall pay to Financial Intermediary a quarterly payment ("Quarterly Payment") equal to

•	for Series I shares of the Fund, ___% (__ bps)of a Portfolio's average annual net assets attributable to Contracts issued by the Insurers; and

•	for Series I shares of the following portfolios of the Fund, an additional ___% (__ bps) of a Portfolio's average annual net assets attributable to Contracts issued by the Insurers:

o	AIM V.I. Core Stock Fund;
o	AIM V.I. Dynamics Fund;
o	AIM V.I. Global Health Care Fund;
o	AIM V.I. Real Estate Fund;
o	AIM V.I. Small Company Growth Fund; and
o	AIM V.I. Technology Fund.

    (b)           In addition to the Quarterly Payment described in Section 2.(a) herein, AIM Distributors (i) shall pay to Financial Intermediary an annual amount of $_____ (with this $_____ payment amount to be reviewed by the Parties no less than annually) to reimburse Financial Intermediary, Insurers or their affiliates for other expenses incurred by the them in connection with the marketing, sales and promotion of the Contracts utilizing the Portfolios as underlying investment vehicles(to the same extent as all other portfolios), and (ii) shall reimburse Financial Intermediary, upon its request, and at the discretion of AIM Distributors, for additional Financial Intermediary, Insurers’ or their affiliates’ costs related to the above.   Notwithstanding the foregoing, AIM Distributors expressly acknowledges that the inclusion of the Portfolios within the Contracts is not contingent upon the payments set forth in this Agreement.

    (c)           AIM Distributors will calculate the payment contemplated by this Section 2 at the end of each calendar quarter and will make such payment to Financial Intermediary within 30 days thereafter.  Each payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by AIM Distributors and such other supporting data as may be reasonably requested by Financial Intermediary.

    (d)           The form of payment made by AIM Distributors pursuant to this Section 2 will be cash.

    (e)           From time to time, the Parties hereto shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Financial Intermediary specified in Section 1 hereof.  The Parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.

    (f)           Insurers will appropriately disclose, to existing or prospective Contract owners who may invest in Portfolio shares, the foregoing reimbursement arrangement to the extent applicable law requires such disclosure by Insurers or any person that offers or sells Contracts and, as a result, Portfolio shares.

3.  Representations, Warranties and Covenants of the Financial Intermediary.

The Financial Intermediary hereby represents, warrants and agrees as to the following:

(a)           Financial Intermediary will facilitate any audit or review of its files and records undertaken by AIM Distributors.

(b)           Financial Intermediary has obtained and shall maintain, in good standing, its membership with the NASD, Inc., and shall be at all times under the term of this Agreement, registered as a broker-dealer under the Securities Exchange Act of 1934, as amended.

4.  Term of Agreement.

This Agreement shall continue in effect for so long as the AIM Distributors or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to Insurers is allocated to a Portfolio.

5. Termination.

This Agreement may be terminated, without cause, by any of the Parties hereto in writing.

6.  Amendment.

This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

7.  Notices.

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

Nationwide Investment Services Corp.
Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America
One Nationwide Plaza, 1-09-V3
Columbus, Ohio 43215
Facsimile:  (614) 249-2112
Attention: Securities Officer

A I M Distributors, Inc.
11 Greenway Plaza
Suite 100
Houston, Texas  77046
Facsimile:  (713) 993-9185
Attention: Mr. Gene L. Needles
cc:  Peter A. Davidson, Esquire

8.  Applicable Law.

Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

9.  Execution in Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

10.  Severability.

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

11.  Rights Cumulative.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

12.  Headings.

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

13.  Directed Brokerage

The parties hereto understand and agree that neither AIM Distributors nor its affiliates will provide, and Financial Intermediary will not accept, any brokerage commissions for transactions in Portfolio securities of the Fund or affiliates of the Fund ("Directed Brokerage") that would in any way pay for, mitigate or offset any financial obligation that AIM Distributors has under this Agreement.  Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which Financial Intermediary, Insurer or their affiliates receive, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by Financial Intermediary, Insurer or their affiliates or any other broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Insurer or its affiliates in recognition of Financial Intermediary’s, Insurer’s or their affiliates’ sale of Fund shares or client referrals.

14.           Confidentiality

Except in accordance with the provisions of this Agreement and applicable laws, rules and regulations, the terms of this Agreement, including specifically the fee arrangements, shall remain confidential as between the parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

NATIONWIDE LIFE INSURANCE COMPANY and NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
By:
[E. Gary Berndt]
Title:	[Assistant Treasurer]

NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA and NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA
By:
[E. Gary Berndt]
Title:	[Assistant Treasurer]

NATIONWIDE INVESTMENT SERVICES, CORP.
By:
[Karen R. Colvin]
Title:	[Attorney-in-Fact]

A I M DISTRIBUTORS, INC.
By:
Gene L. Needles
Title:	President